Exhibit 10.01

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (this “Agreement”) entered into on this 14th day of May 2026 by and between by and between the following interested parties: TRILLIUM PARTNERS, LP, a Delaware limited partnership (the “Plaintiff”) and REGEN BIOPHARMA, INC., a Nevada corporation, (a “Defendant”) each of whom are parties to certain now pending matter of civil litigation as identified infra, who collectively are referred to as “the Parties “ or individually as, a “Party” as context may require, based upon the terms and conditions as set forth herein:

Recitals

WHEREAS, Plaintiff has on or about April 14, 2026 filed unlimited civil complaint (the “Complaint”) in the Superior Court for the State of California County of San Diego (the “SDSC”) further identified by case number 26CU020352C and alleging certain claims against Defendant who has acknowledges service of process of the Complaint (the “Acknowledgement”) on or about April 21, 2026 filed by the Plaintiff;

WHEREAS, the Plaintiff and the Defendant wish to come to this Agreement to resolve the claims made against them and now pending between them in order to bring an end to the litigation pending between them and resolve all claims therein;

WEHEREAS, In exchange for a dismissal, with prejudice, of the Complaint in the SDSC, and a mutual release of all claims, whether known or unknown between the Parties, including, a waiver of Civil Code section 1542, with no admission of liability by any Party, the Parties agree to the following:

Terms of Agreement

NOW, THEREFORE, the parties agree as follows:

1. SETTLEMENT OF CLAIMS. The Defendant by this Agreement acknowledges the amount of Plaintiff’s claims (collectively the “Claims”) which are bona fide outstanding Claims against the Defendant, the total of which is not less than Three Hundred Ninety Eight Thousand Seven Hundred and Forty Dollars and Zero Cents ($398,740.00 USD); comprised of the following Claims as set forth in the Complaint; in which these Claims are itemized including each of the following claims and amounts:

Creditor	Paragraph No.	Amount of Claim	Origin of Claim
Bostonia Partners, Inc.	9	$37,485.00	Cash Loan
BST Partners, Inc.	9	$84,110.00	Sublease
Koos, David	9	$83,461.00	Line of Credit
Vaini, Joseph	9	$60,000.00	SEC Filings
Valuequest	9	$65,000.00	Consulting
Zander Theraputics, Inc.	9	$68,684.00	Cash Loan
TOTAL CLAIMS		$398,740.00

1.1 The Defendant further acknowledges the Plaintiff is the beneficial owner of the Claims as evidenced by the Claim Purchase Agreements, included as Exhibits A-G to the Complaint between the Plaintiff and each of the Creditors and in the amounts set forth above;

1.2 As soon as practicable after the mutual execution of this Agreement, the Plaintiff shall apply to the SDSC for a fairness hearing (the “Fairness Hearing”) under pursuant to Section 3(a) (10) of the Securities Act of 1933 (the “Securities Act”), and Section 25142 of the California Corporations Code (the “Corporations Code”), to promptly submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares which the Defendant shall state its agreement with upon inquiry by the Court without objection. This Agreement shall thereafter become binding upon the Parties only upon entry of an order by the Court after a Fairness Hearing approving the terms of this Agreement (the “Order”).

2. ISSUANCE OF SETTLMENT SHARES. Following the entry of an Order by the Court in accordance with Paragraph 1.2 after a fairness hearing and the delivery by Trillium Partners, LP and the Defendant of the Stipulation of Dismissal (as defined below), in settlement of the Claims, the Defendant shall issue and deliver to Trillium Partners, LP shares of its Common Stock (the “Settlement Shares”) in one or more tranches as necessary, and subject to adjustment and ownership limitations as set forth below, sufficient to generate proceeds such that the aggregate Remittance Amount equals the Claim Amount. Plaintiff Trillium shall have the exclusive and irrevocable right to request its Settlement Shares be issued in the Series A Preferred Stock of the Defendant. The Common Stock of the Defendant trades publicly on the OTCID Basic Market under the symbol RGBP. The Series A Preferred Stock of the Defendant trades publicly on the OTCID Basic Market under the symbol RGBPP. Any and all Settlement Shares shall be subject to adjustment as may be required based on the designation thereof.

2.1 No later than the fifth (5th) Trading Day following the date that the Court enters the Order, time being of the essence, Defendant shall: (i) cause its legal counsel to issue an opinion to Defendant’s transfer agent, in form and substance reasonably acceptable to Plaintiff and such transfer agent, that the Settlement Shares of the Defendant (Common Stock or Series A Preferred Stock), to be issued as the initial issuance and any additional issuance are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by Plaintiff without restriction pursuant to the Court Order; and (ii) issue the Settlement Shares, in tranches as necessary, by physical delivery, or as Direct Registration Systems (DRS) shares to Plaintiff’s account with The Depository Trust Defendant (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any legends or restriction on transfer pursuant to the Court Order. The date upon which the first tranche of the Settlement Shares has been received into Plaintiff’s account and are available for sale by Plaintiff shall be referred to as the “Issuance Date”.

2.2 The Defendant shall deliver to Plaintiff Trillium Partners, LP, through the initial tranche and any required additional tranches, that number of Settlement Shares, the proceeds from sales of which, will generate an aggregate Remittance Amount equal to the Claim Amount ($398,740.00). Any Remittance Amount disbursed (and the associated sales of Settlement Shares executed) to satisfy claims of Sellers who are deemed affiliates of the Defendant shall be made only after the proscribed holding period has lapsed. To the extent that the Defendant issues Settlement Shares in excess of that necessary to satisfy the aggregate Claim Amount, Trillium Partners, LP shall return any excess Settlement Shares to Defendant for reinstatement as authorized, but unissued shares.

2.3 The Claim Amount is equal to $398,740.00. As defined above, the Remittance Amount shall mean sixty five percent (65%) of Net Proceeds of the sale of Settlement Shares. To satisfy the Claim Amount in full, the parties reasonably estimate that the fair market value of the Settlement Shares to be received by Plaintiff shall be equal to approximately $697,795.00. The parties acknowledge that the number of Settlement Shares to be issued pursuant to this Agreement is indeterminable as of the date of its execution, and could well exceed the current existing number of shares outstanding as of the date of its execution.

2.4 Notwithstanding anything to the contrary contained herein, the Settlement Shares beneficially owned by Trillium Partners, LP at any given time shall not exceed the number of such shares that, when aggregated with all other shares of Defendant then beneficially owned by Trillium Partners, LP, or deemed beneficially owned by Trillium Partners, LP, would result in Trillium Partners, LP owning more than 9.99% of all of such Common Stock (or Preferred Series A Stock) as would be outstanding on such date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. In compliance therewith, the Defendant agrees to deliver the Initial Issuance and any additional issuances in one or more tranches.

3. NECESSARY ACTION. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

4. SPECIFIC RELEASE AS TO THE SETTLMENT SHARES. Upon receipt of all of the Settlement Shares required to be delivered hereby, in consideration of the terms and conditions of this Agreement, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing contained herein shall be deemed to negate or affect Plaintiff’s right and title to any securities heretofore or hereafter issued to it by Defendant or any subsidiary of Defendant.

5. SPECIFIC REPRESENTATIONS BY THE PARTIES FOR THE SETTLMENT. The Defendant hereby represents, warrants and covenants to Plaintiff as follows:

a.	There are 5,800,000,000 shares of Common Stock of the Defendant authorized, of which approximately 402,938,592 Shares of Common Stock are issued and outstanding as of April 17, 2026;

b.	The Settlement Shares (either Common or Preferred Series A Stock) to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

c.	Upon Court approval of this Stipulation and entry of the Order, the shares will be exempt from registration under the Securities Act or the Corporations Code and issuable without any restrictive legend;

d.	If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Defendant shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;

e.	The execution of this Agreement and performance thereof by Defendant and Plaintiff will not (1) conflict with, violate or cause a breach or default under any agreements between Defendant and any creditor (or any affiliate thereof) related to the accounts receivable comprising the Claims, or (2) require any waiver, consent, or other action of the Defendant or any creditor, or their respective affiliates, that has not already been obtained;

f.	Without limitation, the Defendant hereby waives any provision in any agreement related to the accounts receivable comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;

g.	The Defendant has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement;

h.	The execution, delivery and performance of this Agreement by Defendant has been duly authorized by all requisite action on the part of Defendant (including a majority of its directors), and this Agreement has been duly executed and delivered by Defendant;

i.	Defendant did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Defendant’s common stock or other securities;

j.	This Settlement Agreement supersedes any prior agreement entered into for the settlement of any of the Claims, there has been no modification, compromise, forbearance, or waiver entered into or given by the Defendant with respect to the Claims. There is no action based on the Claims by the Defendant that is currently pending in any other court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;

k.	There are no taxes due, payable or withholdable as an incident of the provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Claims;

l.	David Koos is the CEO and Director of the Defendant, and also has assigned his Claims to Trillium Partners, LP (as identified supra at paragraph 1) for the repayment of monies due to him pursuant to the line of credit agreement as further described in the filed Complaint. As an affiliate of the Defendant, Mr. Koos (together with BST Partners, Inc. and Zander Theraputics, Inc.) will receive payment for his Claims from Trillium Partners, LP only after all other creditors referenced in the Complaint are paid, and in any event, no sooner than one (1) year from the date of the Order. To the best of the Defendant’s knowledge, other than BST Partners, Inc. and Zander Theraputics, Inc., who like Mr. Koos, will receive payment from the Plaintiff for their claims only after all other Claims are satisfied, as further detailed in the Complaint and in the manner set forth here in this Section 6(m), no person is or will, directly or indirectly, utilize any of the proceeds received by Plaintiff by selling the Settlement Shares to provide any consideration to or invest in any manner in the Defendant or any affiliate of the Defendant;

m.	The Defendant has not received any notice (oral or written) from the SEC or FINRA or OTC Markets Group, Inc. regarding a halt, limitation, or suspension of trading in the Common Stock or Preferred Series A Stock;

n.	No person will, directly or indirectly, receive any consideration from or be compensated in any manner by, the Defendant, or any affiliate of the Defendant, in exchange for or in consideration of selling the Claims; and

o.	The Defendant acknowledges that Plaintiff or its affiliates may from time to time, hold outstanding securities of the Defendant, including securities which may be convertible into shares of the Defendant’s common stock at a floating conversion rate tied to the current market price for the stock. The Defendant’s executive officers, and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Defendant has concluded in its good faith business judgment that such transaction is in the best interests of the Defendant. The Defendant specifically acknowledges that its obligation to issue the Settlement Shares is binding upon the Defendant and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Defendant.

p.	Plaintiff hereby represents, warrants and covenants to Defendant as follows: (1) Plaintiff is the owner of the Claims; (2) The execution, delivery and performance of this Agreement by Plaintiff has been duly authorized by all requisite action on the part of Plaintiff, and (3) this Agreement has been duly executed and delivered by Plaintiff.

6. DISMISSAL OF ALL PENDING ACTIONS. The Plaintiff will upon execution of this Agreemen file a Notice of Settlement with the SDSC and after a Fairness Hearing and issuance of an Order as described in paragraph 2 herein, dismiss the Complaint against Defendant, with prejudice, in the form of Exhibit A hereto (the “Dismissal with Prejudice”) without any unreasonable delay and will return a copy of the same to Defendant upon filing with the SDSC.

7. WAIVER OF ALL CLAIMS BETWEEN THE PARTIES. The Parties hereby knowingly and forever waive, release and discharge the other to the fullest extent permitted by law of any and all claims which may exist known and unknown, asserted and un-asserted that either Party may have against the other Party as of the date of this Settlement Agreement from any and all claims (collectively the “Claims”) including but not limited to causes of action in law or equity, demands, rights, costs, services, expenses or compensation which either Party may have had, may now have, may claim to have, or may claim hereafter as in any way arising out of or related to any act or omission of the Parties.

7.1 GENERAL RELEASE OF THE DEFENDANT. Upon complete execution of this Agreement, Plaintiff Trillium, its heirs, successors, officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives, waive, release and discharge the Defendants, and each of them, including their heirs, successors, officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives from all known and unknown claims, demands, causes of action, attorney’s fees, costs, or expenses; provided, however that nothing in this Paragraph waives or releases any claims arising out of a breach of this Agreement.

7.2 GENERAL RELEASE OF THE PLAINTIFF. Upon complete execution of this Agreement, Defendant RGBP, its heirs, successors, officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives, waive, release and discharge the Plaintiff, including its, heirs, successors, officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives from all known and unknown claims, demands, causes of action, attorney’s fees, costs, or expenses; provided, however that nothing in this Paragraph waives or releases any claims arising out of a breach of this Agreement.

7.3 CALIFORNIA CIVIL CODE 1542 WAIVER. The undersigned Parties, and each of them, expressly acknowledge and agree that this settlement and mutual release is intended to extinguish claims of every type, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect the undersigned’s decision to enter this release. This is a full and final mutual release, and the undersigned expressly waives any right under Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Although it is possible that the undersigned may discover new or additional damages or injuries, this release is intended to include all claims against all settling Parties and to extinguish all obligations in favor of the undersigned arising from the dispute(s) in this matter.

7.4 EXCEPTIONS. Notwithstanding the foregoing provisions, the Parties’ rights, duties, obligations, claims, etc. shall be preserved in its entirety and remain unaffected by this Agreement or the above provision.

8. REPRESENTATIONS & WARRANTIES.

3.1 Each of the Parties represents and warrants that he or it has not assigned, transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, either in whole or in part, any of the Claims released by this Agreement. Each of the Parties agrees that they or it shall indemnify the other Party, including with respect to any attorneys’ fees and costs, and hold the other Party harmless from and against any claims based on or arising from any such assignment, transfer or subrogation, or any attempted assignment, transfer or subrogation, in whole or in part, of any of the Claims released pursuant to this Agreement.

3.2 Each of the Parties agrees to execute and deliver to the other Party all necessary documents and to take such additional action as may be necessary or reasonably required to effectuate the terms, conditions, provisions, and intent of this Agreement.

3.3 Each Party executing this Agreement and/or any other documents related to the settlement between the Parties represents and warrants that he or it has been duly authorized to execute this Agreement and any such other related documents.

3.4 Each of the Parties acknowledges that this Agreement is being entered into for present consideration.

3.5 Each of the Parties acknowledges that he or it has carefully read this Agreement and knows and understands the contents and effect of this Agreement, and each of the Parties further acknowledges that he or it is signing this Agreement voluntarily based on their or its own free act without coercion, undue influence, or duress.

3.6 Each of the Parties acknowledges that they or it has been advised to seek legal counsel in connection with this matter and the provisions and execution of this Agreement, and each of the Parties acknowledges that they or it has conferred with his or its own legal counsel in connection with the negotiations that culminated in the settlement between the Parties, the terms, conditions, and provisions of this Agreement, and the execution of this Agreement.

9. DISPUTED CLAIMS. It is understood and agreed that this Agreement is entered into in compromise of disputed claims and that neither the settlement between the Parties, the execution of this Agreement, nor the performance of any of the terms, provisions, or conditions of this Agreement shall be construed or interpreted as an admission of liability or fault on the part of either of the Parties to this Agreement.

10. VENUE, JURISDICTION AND GOVERNING LAW. The exclusive Venue for any disputes arising under this Agreement shall be in the SDSC, before Hon. Carolyn M. Caietti, Judge of the Superior Court, as further provided at Code of Civil Procedure Section 664.6. The Parties, and each of them, expressly and irrevocably submits to the jurisdiction of the San Diego County Superior Court located in San Diego, California for the resolution of any disputes arising hereunder or in relation hereto insofar as the Consulting Agreements are concerned. This Agreement is made under the laws of the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California without giving effect to conflicts of laws principles.

11. INVALID TERMS. If any term, condition or provision of this Agreement is held to be invalid, void or unenforceable, the remaining terms, conditions and provisions of this Agreement nevertheless shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. BINDING AGREEMENT. This Agreement and all of its terms, conditions and provisions shall be binding upon and shall inure to the benefit of each of the Parties and each of the Parties’ respective successors and assigns.

13. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Parties regarding the resolution of the dispute between them except to the extent the Parties execute additional documents to effectuate the terms, provisions, or intent of this Agreement.

14. AMENDMENTS. This Agreement may be amended only by an agreement in writing signed by the Parties hereto. The Parties acknowledge and agree that each of the Parties participated in the drafting of this Agreement and that this Agreement is not to be construed for or against any party.

15. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

16. HEADINGS. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

17. CONSTRUCTION. Each of the Parties agrees that no particular Party to this Agreement shall be deemed to be the author of this Agreement or any particular term, provision or condition of this Agreement. Each of the Parties agrees that any ambiguities in this Agreement shall be resolved and that the terms, provisions and conditions of this Agreement shall be construed and interpreted without regard to which of the Parties may have suggested, drafted, revised, or otherwise authored this Agreement or any of its particular terms, provisions or conditions. Each of the Parties agrees that this Agreement shall be construed and interpreted as if drafted jointly by both of the Parties.

18. ATTORNEYS FEES. Each Party shall bear the expense of their own attorney’s fees in connection with this Agreement, except in the event of reasonable attorney’s fees incurred by a Party to enforce this Agreement or any portion thereof.

19. COUNTERPARTS. This Agreement may be executed in counterparts, including facsimile counterparts, and all such executed counterparts, including counterparts with facsimile signatures, together shall constitute one original Agreement which shall be binding on both of the Parties to this Agreement notwithstanding that both of the Parties are not signatory to the original or the same counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

TRILLIUM PARTNERS, LP		REGEN BIOPHARMA, INC.
(“Plaintiff”)		(“Defendant”)

By:	/s/ Steven Hicks	By:	/s/ David Koos
Name:	Steven Hicks	Name:	David Koos
Title:	Manager	Title:	Chief Executive Officer

Page 9 of 9